                                                                    EXHIBIT 99.1
                                                                    ------------

                                  PRESS RELEASE

                       Anworth Mortgage Asset Corporation
                     Announces Board Approval of Proposal to
                            Become Internally Managed

     Santa Monica, California, April 19, 2002 -- Anworth Mortgage Asset Corporation ("Anworth") (AMEX: ANH) announced today that it has signed a definitive Agreement and Plan of Merger ("Merger Agreement") for its external manager, Anworth Mortgage Advisory Corporation (the "Manager"), to merge with and into Anworth. The shareholder of the Manager will receive 240,000 shares of Anworth's common stock as merger consideration. After completion of this transaction, Anworth will become an internally managed real estate investment trust.

     The Merger Agreement was approved on Thursday, April 18 by a Special Committee consisting solely of Anworth's independent directors and by Anworth's full board of directors.

     The merger is contingent upon several conditions, including approval by Anworth's shareholders. Anworth's shareholders will receive a proxy statement describing the terms of the merger prior to being asked to vote on approving and adopting the Merger Agreement at the annual meeting of shareholders. That meeting is expected to take place in June of 2002. There can be no assurance that the conditions of the merger will be satisfied or that the merger will be consummated.

     As a self-managed REIT, Anworth will no longer pay a management fee to the Manager. Additionally, certain executives of the Manager will become employees of Anworth and Anworth will adopt an incentive compensation plan for those executives and other employees.

     "We are pleased to have entered into the merger agreement with our manager and we believe the transaction will be advantageous to Anworth's shareholders," stated Lloyd McAdams, President and Chief Executive Officer of Anworth. Mr. McAdams stated further, "We believe that investors will view an internally managed structure more favorably, which over time is expected to enhance shareholders value. The execution of the agreement between Anworth and our manager is an important step towards the goal of Anworth becoming a self-managed real estate investment trust."

     Anworth's Special Committee retained Sutter Securities Incorporated ("Sutter") as its financial advisor for the merger. Sutter rendered an opinion to the effect that the merger is fair, from a financial point of view, to Anworth's public shareholders.

About Anworth

     Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Forward-Looking Statements

     Certain statements herein are forward-looking statements within the meaning of applicable federal securities laws, and can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. Anworth's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks set forth in Anworth's Annual Report on Form 10-K and other documents filed by Anworth with the Securities and Exchange Commission.

                                       -2-